Exhibit 3.3

June         , 2011

Plan of Conversion of

STEWART & STEVENSON LLC

The following Plan of Conversion (the “Plan”) of Stewart & Stevenson LLC (the “Company”) shall be effective prior to the consummation of an initial public offering of the Corporation’s common stock, $0.01 par value, upon the execution, filing and effectiveness of the Certificate of Conversion of the Company, in the form attached as Exhibit A hereto, accompanied by the Certificate of Incorporation of Stewart & Stevenson Inc. (the “Corporation”), with the Secretary of State of the State of Delaware (the “Conversion”) pursuant to Section 265 of the Delaware General Corporation Law and Section 18-216 of the Delaware Limited Liability Company Act.

1.                                       As of the effective time of the Conversion, (a) all of the 28,991,597 outstanding common units of the Company held by Parman Capital Group LLC will be converted to 28,991,597 shares of Class B Common Stock of the Corporation, and (b) all of the 27,033,613 outstanding common units of the Company held by all other persons will be converted into 27,033,613 shares of Common Stock of the Corporation.

2.                                       As of the effective time of the Conversion, the Operating Agreement of Stewart & Stevenson LLC, dated as of January 23, 2006, as amended, will terminate and be of no further force or effect. From and after the effective time of the Conversion, (a) the Corporation will be governed by the terms and conditions of the Certificate of Incorporation of the Corporation and the Bylaws of the Corporation, each as amended from time to time, and the Delaware General Corporation Law, and (b) all of the directors and officers of the Company will continue as directors and officers of the Corporation.

STEWART & STEVENSON LLC

By:
Name: John B. Simmons
Title: Chief Financial Officer

EXHIBIT A

CERTIFICATE OF CONVERSION OF
STEWART & STEVENSON LLC
A DELAWARE LIMITED LIABILITY COMPANY
TO
STEWART & STEVENSON INC.
A DELAWARE CORPORATION

The following certificate of conversion is being submitted in accordance with Section 265 of the Delaware General Corporation Law.

The following Plan of Conversion was adopted and approved by the members of Stewart & Stevenson LLC in accordance with Section 265 of the Delaware General Corporation Law.

FIRST:  The name, jurisdiction, entity type and date of formation of the converting limited liability company immediately prior to conversion are:

Name	Jurisdiction	Entity	Date of Formation
Stewart & Stevenson LLC (the “Converted Entity”)	Delaware	Limited Liability Company	November 29, 2005

SECOND:  The name and jurisdiction of the resulting corporation as set forth in its Certificate of Incorporation are:

Name	Jurisdiction
Stewart & Stevenson Inc. (the “Resulting Entity”)	Delaware

THIRD:  The terms and conditions of the conversion are as follows:

The Converted Entity shall be converted into the Resulting Entity to be governed by the Delaware General Corporation Law.  As of the Effective Time (as defined below), the Converted Entity shall convert into the Resulting Entity, shall continue its existence under the name “Stewart & Stevenson Inc.,” and shall succeed, without need for other transfer, to all the rights and property of the Converted Entity and shall be subject to all the debts and liabilities of the Converted Entity in the same manner as if the Resulting Entity had itself incurred them.  The Resulting Entity shall carry on business with the assets and liabilities of the Converted Entity.

FOURTH:  The manner and basis of converting the units, obligations or other securities of the Converted Entity into shares, memberships, or financial or beneficial interests or units of the Resulting Entity, in whole or in part, into cash or other property are as follows:

As of the Effective Time of the Conversion (as defined below), (a) all of the 28,991,597 outstanding common units of the Company held by Parman Capital Group LLC will be converted to 28,991,597 shares of Class B Common Stock of the Corporation, and (b) all of the 27,033,613 outstanding common units of the Company held by all other persons will be converted into 27,033,613 shares of Common Stock of the Corporation.

The conversion shall become effective as of 12:00 a.m. on June     , 2011 (the “Effective Time”).

IN WITNESS WHEREOF, the Converted Entity has caused this Certificate of Conversion to be signed by a duly authorized officer.

STEWART & STEVENSON LLC

By:
John B. Simmons
Chief Financial Officer